Exhibit 12.1

Computation of Consolidated Ratios of Earnings to Combined Fixed Charges

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges including interest on deposits:
Income (loss) before income taxes	$10,804	$(1,279)	$(10,059)	$3,040	$19,114
Fixed charges	13,404	20,419	31,041	40,731	45,392

	$24,208	$19,140	$20,982	$43,771	$64,506

Fixed charges:
Interest expense	$13,404	$20,419	$31,041	$40,731	$45,392

	$13,404	$20,419	$31,041	$40,731	$45,392

Ratio of earnings to fixed charges	1.81	0.94	0.68	1.07	1.42

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges excluding interest on deposits:
Income (loss) before income taxes:	$10,804	$(1,279)	$(10,059)	$3,040	$19,114
Fixed charges	2,359	3,131	3,084	5,388	3,285

	$13,163	$1,852	$(6,975)	$8,428	$22,399

Fixed charges:
Interest expense	$13,404	$20,419	$31,041	$40,731	$45,392
Less interest on deposits	(11,045)	(17,288)	(27,957)	(35,343)	(42,107)

	$2,359	$3,131	$3,084	$5,388	$3,285

Ratio of earnings to fixed charges	5.58	0.59	(2.26)	1.56	6.82

Computation of Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred dividends including interest on deposits:
Income (loss) before income taxes	$10,804	$(1,279)	$(10,059)	$3,040	$19,114
Fixed charges	15,814	22,829	33,340	40,731	45,392

	$26,618	$21,550	$23,281	$43,771,	$64,506

Fixed charges:
Interest expense	$13,404	$20,419	$31,041	$40,731	$45,392
Pre-tax earnings to cover preferred dividends	2,410	2,410	2,299	—	—

	$15,814	$22,829	$33,340	$40,731	$45,392

Ratio of earnings to fixed charges and preferred dividends	1.68	0.94	0.70	1.07	1.42

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred dividends excluding interest on deposits:
Income (loss) before income taxes	$10,804	$(1,279)	$(10,059)	$3,040	$19,114
Fixed charges	4,769	5,541	5,383	5,388	3,285

	$15,573	$4,262	$(4,676)	$8,428	$22,399

Fixed charges:
Interest expense	$13,404	$20,419	$31,041	$40,731	$45,392
Pre-tax earnings to cover preferred dividends	2,410	2,410	2,299	—	—
Less interest on deposits	(11,045)	(17,288)	(27,957)	(35,343)	(42,107)

	$4,769	$5,541	$5,383	$5,388	$3,285

Ratio of earnings to fixed charges and preferred dividends	3.27	0.77	(0.87)	1.56	6.82